Pulmo BioTech Inc. Announces Possibility of MRI Application for PulmoBind

NEW YORK, July 2 /PRNewswire-FirstCall/ -- Pulmo BioTech Inc. (OTC Bulletin Board: PLMO.OB) has announced the possibility of a new application for its PulmoBind Molecular Imaging technology.

The PulmoBind product candidates being developed by Pulmo BioTech subsidiary PulmoScience are designed to allow the imaging of the vascular system of the lungs by a diagnostic clinician and thus enable the diagnosis of Pulmonary Embolism, Pulmonary Hypertension and Lung Inflammatory conditions. The way in which this will be achieved is to tag a molecule which preferentially bonds to the inner walls of the capillaries in the lungs with a gamma emitting radionuclide so that the position of the molecules can be seen using a standard Gamma Camera, which is available in all hospitals with a Nuclear Medicine department.

PulmoScience is now pleased to announce that it has had preliminary success with also tagging its Molecular Imaging candidates with a magnetic resonance contrast agent. If this work is successful it will allow the medical community to also use MRI scanners for lung vascular studies and potentially increase the addressable market for PulmoBind.

About Pulmo BioTech Inc.

Pulmo BioTech Inc. specializes in the development and marketing of medical technology and research. Our proven strengths combine extensive commercial experience and academic credentials. The principal staff members are acknowledged experts in their specialized fields, and work with a broad range of investment institutions. Pulmo BioTech's mission is to utilize scientific imagination and drive, together with managerial and financial acumen, to bring innovative and profitable products to the marketplace to the benefit of all stock holders.

About PulmoScience Inc.

PulmoScience Inc. was established in 2006, and is currently developing a non-invasive Molecular Imaging technique for the diagnosis of Pulmonary Embolism, Pulmonary Hypertension and Lung Inflammatory diseases under the trade name PulmoBind.

The company was conceived within the Montreal Heart Institute "MHI" (a world renowned hospital and educational facility). Jointly owned by MHI subsidiary Innovacor as the technical and operational partner, Dr Jocelyn Dupuis (the scientific director and originator of the PulmoBind Molecular Imaging technology), and by Pulmo BioTech Inc. as the funding partner, PulmoScience Inc. aims to develop this unique and exciting technology, to fund necessary trials, and to bring the products to market.

PulmoScience believes that the market for its product candidates is worth in excess of $500 million per annum and that, provided Regulatory Approval is achieved, the safety and efficacy of its products could allow it to dominate that market.

About PulmoBind

PulmoBind uses an intravenously delivered radionuclide tagged molecule which specifically bonds to the inner walls of the circulatory system in the lungs, and by the use of an external Gamma Camera allows an image of the integrity of the blood vessels throughout the lungs to be seen by a diagnostic clinician. PulmoScience is currently undertaking Regulatory Approval for Phase I Human Trials, and while subsequent results from additional tests might not corroborate the current results, PulmoScience believes that PulmoBind has the potential to dominate the market for the diagnosis of Pulmonary Embolism. In particular, this belief is driven by PulmoScience's expectations of the improved safety and efficacy that PulmoBind will offer when compared to the current incumbent nuclear medicine based technology for the diagnosis of Pulmonary Embolism. In addition, early indications are that PulmoBind could be highly effective in the early stage diagnosis of Pulmonary Hypertension, a condition for which there is no current front line diagnostic test. The addressable market for the product candidates being developed by PulmoScience is believed by the company to be worth in excess of $500 million per annum.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, regulatory approval, events or developments are forward-looking statements. It is possible that the future performance and of the company may differ materially from current expectations, depending on economic conditions and the uncertainty of regulatory approval. A change in economic conditions may have a particularly volatile effect on results. Among the other factors which may affect future performance are: competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including difficulties entering new markets and general economic conditions such as inflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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Source: Pulmo Biotech Inc.